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                                                                  Exhibit (a)(5)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                         DUTY FREE INTERNATIONAL, INC.

                                       AT

                               $24 NET PER SHARE

                                       BY

                          W&G ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF
                                    BAA PLC

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
           CITY TIME, ON AUGUST 5, 1997 UNLESS THE OFFER IS EXTENDED.

To Our Clients:

    Enclosed for your consideration are the Offer to Purchase, dated July 9, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer") relating to the offer by W&G Acquisition Corporation, a Maryland corporation (the "Purchaser") and a wholly owned subsidiary of BAA plc, a corporation organized under the laws of England ("Parent"), to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Duty Free International, Inc., a Maryland corporation (the "Company"), at a purchase price of $24 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of July 2, 1997, among the Parent, Purchaser and the Company (the "Merger Agreement"). Also enclosed is the letter to stockholders of the Company from the Chief Executive Officer of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9.

    WE ARE (OR OUR NOMINEE IS) THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

    Accordingly, we request instructions as to whether you wish to have us tender any or all Shares held by us for your account, upon the terms and conditions set forth in the Offer.

    Please note the following:

        1. The tender price is $24 per Share, net to you in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

        2. The Offer is being made for all outstanding Shares.

        3. The Board of Directors of the Company has approved the Offer and the Merger (as defined in the Offer to Purchase) and has determined that the terms of the Offer and the Merger are fair to and in the best interests of the stockholders of the Company, and recommends that stockholders accept the Offer and tender their Shares pursuant to the Offer.

        4. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on August 5, 1997, unless the Offer is extended.

        5. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which constitutes at least a majority of the Shares outstanding on a fully diluted basis.
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        6. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. However, backup federal income tax withholding at a rate of 31% may be required, unless an exemption applies or unless the required taxpayer identification information is provided. See Instruction 9 of the Letter of Transmittal.

    If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form contained in this letter. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the back page of this letter. An envelope to return your instructions to us is enclosed. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US AS SOON AS POSSIBLE TO ALLOW US AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

    The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue-sky or other laws of such jurisdiction. In any jurisdiction where securities, blue-sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.
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         INSTRUCTION WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH ALL
                       OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                         DUTY FREE INTERNATIONAL, INC.
                                       BY
                          W&G ACQUISITION CORPORATION

                      A WHOLLY OWNED SUBSIDIARY OF BAA PLC

    The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated July 9, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer") in connection with the offer by W&G Acquisition Corporation, a Maryland corporation (the "Purchaser") and a wholly owned subsidiary of BAA plc, a corporation organized under the laws of England (the "Parent"), to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Duty Free International, Inc., a Maryland corporation (the "Company"), at a purchase price of $24 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

    This will instruct you to tender to the Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.
    Number of Shares To Be Tendered:* ________________ Shares
    Dated:  ___________, 1997

    *Unless otherwise indicated, it will be assumed that you instruct us to tender all Shares held by us for your account.
________________________________________________________________________________

                                   SIGN HERE
Signature(s) ___________________________________________________________________
Print Name(s) __________________________________________________________________
Address(es) ____________________________________________________________________
Area Code and Telephone Number(s) ______________________________________________

Taxpayer Identification or
Social Security Number(s) ______________________________________________________